 FOR IMMEDIATE RELEASE

Investor Contact:

Dan Spiegelman
SVP and Chief Financial Officer
CV Therapeutics, Inc.
(650) 384-8509

Christopher Chai
Vice President, Treasury and Investor Relations
CV Therapeutics, Inc.
(650) 384-8560

Media Contact:

John Bluth
Senior Director, Corporate Communications
CV Therapeutics, Inc.
(650) 384-8850

CV THERAPEUTICS ANNOUNCES EXERCISE OF OVER-ALLOTMENT OPTION OF 1,350,000 SHARES OF COMMON STOCK

PALO ALTO, Calif., August 18, 2006 - CV Therapeutics, Inc. (Nasdaq: CVTX) announced today that the underwriters of CV Therapeutics' public offering of 9,000,000 shares of its common stock have exercised their option to purchase an additional 1,350,000 shares of common stock at the purchase price of $9.50 per share to cover over-allotments. The closing of this additional purchase option will increase the aggregate number of shares sold in this offering to 10,350,000.

A registration statement relating to these securities has been filed with and declared effective by the Securities and Exchange Commission. This press release shall not constitute an offer to sell or the solicitation of an offer to buy nor shall there be any sale of these securities in any state in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state.

About CV Therapeutics

CV Therapeutics, Inc., headquartered in Palo Alto, California, is a biopharmaceutical company focused on applying molecular cardiology to the discovery, development and commercialization of novel, small molecule drugs for the treatment of cardiovascular diseases.

CV Therapeutics' approved products include Ranexa(R) (ranolazine extended-release tablets) and ACEON(R) (perindopril erbumine) Tablets. Ranexa is indicated for the treatment of chronic angina in patients who have not achieved an adequate response with other antianginal drugs, and should be used in combination with amlodipine, beta-blockers or nitrates. In addition, CV Therapeutics co-promotes ACEON(R), an ACE inhibitor, for reduction of the risk of cardiovascular mortality or nonfatal myocardial infarction in patients with stable coronary artery disease and treatment of essential hypertension.

CV Therapeutics also has other clinical and preclinical drug development candidates and programs, including regadenoson, which is being developed for potential use as a pharmacologic stress agent in myocardial perfusion imaging studies. Regadenoson has not been approved for marketing by any regulatory authorities.

Except for the historical information contained herein, the matters set forth in this press release are forward-looking statements within the meaning of the "safe harbor" provisions of the Private Securities Litigation Reform Act of 1995. These forward-looking statements are subject to risks and uncertainties that may cause actual results to differ materially, including additional need for capital; regulatory review and approval of our products; special protocol assessment agreement; the conduct and timing of clinical trials; commercialization of products; market acceptance of products; product labeling; concentrated customer base; and other risks detailed from time to time in CV Therapeutics' SEC reports, including its Quarterly Report on Form 10-Q for the quarter ended June 30, 2006. CV Therapeutics disclaims any intent or obligation to update these forward-looking statements.